0.1	CODE OF ETHICS

I.	Introduction

Ramius and all of its Managing Members, partners and employees owe a fiduciary duty to Ramius’ clients.  As a fiduciary, you must avoid activities, interests and relationships that may interfere or appear to interfere with making decisions in the best interests of Ramius’ clients.  Accordingly, Ramius has adopted this Code of Ethics (the “Code”) which:

A. Seeks to place the interests of Ramius’ clients over the interests of any employee;

B. Imposes standards of business conduct for all Ramius employees;

C. Requires employees to comply with the Federal Securities Laws;

D. Regulates employee personal Securities transactions; and

E. Requires reporting and review of personal Securities transactions.

This Code uses various defined terms. Some of those terms are defined in the body of the Code.  In addition, other terms are defined in the Definitions section found at the end of this Code.

II.	Employees to Whom This Code Applies

This Code applies to all Managing Members, partners and employees of Ramius. Every employee must read, acknowledge receipt of and retain this Code.

III.	Business Conduct Standards

All employees are required to comply with the fiduciary duties placed on investment advisers including but not limited to the following standards of conduct:

A. Do Not Engage in Fraudulent Activity

Information obtained in the course of business activities for Ramius, which is not otherwise generally available to the public, is proprietary and strictly confidential.  In particular, no employee shall (i) misuse material, non-public information whether obtained in the course of business activities for Ramius or otherwise (see Section 9.1); (ii) employ any device, scheme or artifice to defraud clients of Ramius; (iii) make any untrue statement of a material fact to clients or potential clients of Ramius; (iv) engage in any act, practice, or course of business which operates to defraud or deceive clients or potential clients of Ramius; (v) engage in any manipulative practice with respect to clients or potential clients of Ramius; or (vi) misappropriate any assets or investment opportunities of a client.

B. Unlawful Actions

It is unlawful for any employee of Ramius, in connection with the purchase or sale, directly or indirectly, by the person of an Unregistered Investment Company Interest Held or to be Acquired by a Registered Investment Company:

(1)	To employ any device, scheme or artifice to defraud the Registered Investment Company;

(2)
To make any untrue statement of a material fact to the Registered Investment Company or omit to state a material fact necessary in order to make the statements made to the Registered Investment Company, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Registered Investment Company; or

(4)	To engage in any manipulative practice with respect to the Registered Investment Company.

C. Place the Interests of Client Accounts First

Ramius has a fiduciary duty to place at all times the interests of Ramius’ clients first. As fiduciaries you must scrupulously avoid serving your own personal interests ahead of the interests of Ramius’ clients. You may not cause a client to take action, or not to take action, for your personal benefit rather than the benefit of the client.

D. Execute Personal Securities Transactions in Compliance with this Code

Your personal Securities transactions must be conducted in such a manner to avoid any actual, potential or perceived conflict of interest or any abuse of an individual’s position of trust and responsibility. Accordingly, you must comply with the personal trading policies and procedures set forth in this Code. Doubtful situations should be resolved against your personal trading.

IV.	Legal Compliance

Employees must obey all laws and regulations applicable to Ramius’ business, including but not limited to, the Federal Securities Laws.

V.	Personal Trading Activity

A. Requirement to Maintain Brokerage Accounts at Ramius Securities

All employees are required to hold their Employee Accounts at an approved third-party broker dealer.  Exceptions are granted solely in management’s discretion.

B. Prohibition Against Fraudulent Trading Activity

As a general matter, it is a violation of federal law and the policies of Ramius for any of its employees to engage in any act, practice or course of business in connection with the purchase or sale of any Securities for an Employee Account which violates any of the Federal Securities Laws designed to prevent fraudulent, deceptive, or manipulative acts. Two common examples of such prohibited activities are described below. However, any fraudulent practice in connection with the purchase or sale of Securities for Employee Accounts is prohibited by the Federal Securities Laws and Ramius.

C. Common Examples of Fraudulent Personal Trading

(1)	General Prohibition Against Front-Running

The practice of trading on the basis of the anticipated market effect of trades for Client Accounts, which is known as “front-running,” or “scalping,” is a violation of the Federal Securities Laws.

Examples of front-running or scalping include:

(i) An Employee Account uses knowledge of a future purchase of a security by a Client Account and acquires direct or indirect ownership in the security before the Client Account buys the security.

(ii) An Employee Account uses knowledge of a future sale of a security by a Client Account and sells (short or long) the security before the Client Account sells the security.

(2)	General Prohibition Against Trading Client Accounts to Benefit Employees

The practice of trading a Client Account for the purpose of benefiting an Employee’s Account is prohibited by the Federal Securities Laws.

D. Preclearance of All Personal Securities Transactions

An employee account (“Employee Account”) may not purchase or sell directly or indirectly, any security in which the account has, or by reason of such transactions acquires, beneficial ownership (“Beneficial Ownership”) unless the employee obtains preclearance from the Retail Trading Supervisor or someone delegated by the Retail Trading Supervisor to administer these procedures if the Retail Trading Supervisor is unavailable and the employee’s supervisor. Employees are considered to have a Beneficial Ownership in securities if the employee directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest” in such securities.  While the definition of “Pecuniary Interest” is complex, an employee generally has a pecuniary interest in securities if such employee has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. Appendix A to this Manual gives examples of an indirect Pecuniary Interest in securities.  Employee Accounts include securities or commodities accounts maintained at any financial institution where an employee has a Beneficial Ownership interest in securities in the account.

The following securities do not require preclearance: direct obligations of the Government of the U.S., bankers’ acceptances, bank certificates of deposit, commercial paper, ETF’s, and high quality short-term debt instruments, including repurchase agreements or shares issued by registered investment companies not advised or sub-advised by Ramius.

E. Preclearance of Personal Securities Transactions in Limited Offerings and Initial Public Offerings

Employees are not permitted to engage in limited offerings (e.g., a hedge fund or private investments), whether or not there is compensation paid for effecting the transaction, without the Legal Department’s prior approval.  A request to engage in a private investment should describe in detail the proposed transaction, the employee’s proposed role in such transaction, and whether or not he or she will receive any compensation in connection with such transaction. Private investments are defined as any securities transaction or investment outside the regular course or scope of an employee’s employment with the Firm.

FINRA rules generally prohibit employees of Ramius from purchasing initial public offerings of equity securities, which are called “New Issues” under SRO rules. Consequently, no employee of Ramius may purchase an initial public offering of an equity security unless the transaction is approved by the Legal Department. Generally, the Legal Department will not approve such transactions.

VI.	Reporting of Personal Securities Transactions Paid by the Employee Accounts

All Employees are under a duty to complete and provide the reports described below for accounts in which they have a Beneficial Interest. The Legal Department shall establish and maintain procedures by which appropriate management or compliance personnel will review the account statements and the reports required to be made pursuant to this reporting section.

A. Initial Holdings Reports

All employees must report no later than ten (10) days after becoming an employee of Ramius to the Retail Trading Supervisor the below information which must be current as of a date no more than forty-five (45) days prior to becoming an Employee.

(1)
the title and type of security, the exchange ticker symbol or CUSIP number (if applicable), number of shares and principal amount of each Covered Security including but not limited to Limited Offerings, private placements, and hedge fund interests in which the employee has any direct or indirect Beneficial Ownership;

(2)	the name of the entity with which the employee maintains an account in which any Securities are held for the direct or indirect benefit of the employee[1]; and

(3)	the date that the report is submitted by the employee.

The form used to report initial personal holdings is set forth in Appendix D to this Manual unless, subject to the Legal Department’s approval, you turn in brokerage statements containing all the information required in the Initial Holdings Reports.

B. Quarterly Transaction Reports

Every Employee must report to the Retail Trading Supervisor no later than thirty (30) days after the end of the calendar quarter, the following information:

__________________
1 Please note the information required by this Item Number 2 of the Initial Holdings Report applies to a broader array of securities than Item Number 1.  In providing the information required by Item Number 1, you only need to consider Covered Securities in which you had any direct or indirect Beneficial Ownership. However, in providing the information required by Item Number 2 you need to consider accounts holding all Securities in which you have a direct or indirect Beneficial Ownership interest.  For instance, you need to identify entities that hold securities such as mutual fund shares that you invest in through your 401(k) plan or IRAs.

(1)
With respect to any transaction during the quarter in a Covered Security including but not limited to Limited Offerings, private placements, and hedge fund interests in which the employee had any direct or indirect Beneficial Ownership unless such transaction was effected pursuant to an Automatic Investment Plan:

(a)
the date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the Covered Security at which the transaction was effected;

(d)	the name of the entity with or through which the transaction was effected; and

(e)	the date that the report is submitted by the employee.

This includes reporting Securities acquired through a gift or inheritance.

(2)
If brokerage statements submitted to the Retail Trading Supervisor cover all transactions in Covered Securities in which the employee had any direct or indirect Beneficial Ownership interest in the quarter and is produced to the Retail Trading Supervisor within the time period required for a Quarterly Transaction Report (i.e., within thirty (30) days after the end of the applicable calendar quarter), then such employee need only represent on the securities transaction portion of the Quarterly Transaction Report:

(a)
that he/she has directed all broker-dealers who hold any Covered Securities in which such employee has a Beneficial Ownership interest to send duplicate confirmations and account statements to the Retail Trading Supervisor; and

(b)	the form of such confirmations, account statements or records provided to the Retail Trading Supervisor contain all the information required in a Quarterly Transaction Report.

(3)	With respect to any account established by an employee during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the employee the employee must report;:2

(a)	the name of the broker, dealer or bank with whom the employee established the account;

(b)	the date the account was established; and

(c)	the date that the report is submitted by the employee.

The Form used for the Quarterly Transaction Report is found in Appendix E to this Manual.

C. Annual Holdings Reports

At least once each year, on a date set by the Retail Trading Supervisor each employee must report to the Retail Trading Supervisor the following information which must be current as of a date no more than forty-five (45) days prior to the date the report is submitted:

(1)
the title and type of security, the exchange ticker symbol or CUSIP number (if applicable), number of shares and principal amount of each Covered Security including but not limited to Limited Offerings, private placements, and hedge fund interests in which the employee has any direct or indirect Beneficial Ownership;

(2)	the name of any broker, dealer or bank with whom the employee maintains an account in which any Securities are held for the direct or indirect benefit of the employee[3]; and

(3)	the date that the report is submitted by the employee.

__________________
2 Please note the information required by this Item Number 3 of the Quarterly Transaction Report applies to a broader array of securities than Item Number 1. In providing the information required by Item Number 1, you only need to consider Covered Securities in which you had any direct or indirect Beneficial Ownership. However, in providing the information required by Item Number 2 you need to consider accounts holding all Securities in which you have a direct or indirect Beneficial Ownership interest.  For instance, you need to identify entities that hold securities such as mutual fund shares that you invest in through your 401(k) plan or IRAs.
3 Please note the information required by this Item Number 2 of the Annual Holdings Report applies to a broader array of securities than Item Number 1.  In providing the information required by Item Number 1, you only need to consider Covered Securities in which you had any direct or indirect Beneficial Ownership. However, in providing the information required by Item Number 2 you need to consider accounts holding all Securities in which you have a direct or indirect Beneficial Ownership interest.  For instance, you need to identify entities that hold securities such as mutual fund shares that you invest in through your 401(k) plan or IRAs.

The form used to report annual personal holdings is set forth in Appendix F to this Manual. Alternatively, if the Legal Department permits, you may turn in brokerage statements containing all the information required in the Annual Holding Reports.

VII.	Initial and Annual Certificate of Compliance

You are required to certify upon commencement of your employment (or the effective date of this Code), and annually thereafter, that you have received, read and understand this Code and recognize that you are subject to this Code. Each annual certificate will also state that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all transactions required by this Code. A form for this purpose is found in Appendix G to this Manual.

Ramius is required by law to keep a record of all violations of this Code including the failure by an employee to submit a transaction or holding reports required by this code on time.    The SEC has access to that record during an inspection.

VIII.	Reporting of Violations

If you become aware of any violation(s) or potential violation(s) of any of the provisions of this Code, you must report such violation(s) or potential violation(s) promptly to the Chief Compliance Officer.  Failure to report any violation(s) of this Code, which you are aware of, in a prompt manner will be considered itself a violation of the Code and subject to remedial action.

IXIX.	Reimbursement by Employees for Competing with Client Trades

REIMBURSEMENT BY EMPLOYEES FOR COMPETING WITH CLIENT TRADES

At least daily the Retail Trading Supervisor will review all trades that occurred in Employee Personal Trading Accounts against trades that occurred in Client Accounts to determine whether any trades for Employee Accounts competed against trades made for Ramius client accounts including separate institutional accounts and the other separate individual accounts managed by Ramius (“Client Accounts”). A trade in an Employee Account will be deemed to have competed against trades for Client Accounts if the Client Account and Employee Account traded the same security in the same direction (i.e., both the Employee Account and Client Account bought the same security or sold the same security) on the same day. The Retail Trading Supervisor’s trades and reports are reviewed by the CCO.

For any trades in Employee Accounts that competed with trades in Client Accounts, the Retail Trading Supervisor must determine whether the average price paid by the Employee Accounts was a better price than the average price received or paid by the Client Accounts for that security on that day.  If an Employee Account received or paid better prices for a security, the employee will be asked to reimburse the Client Accounts for the difference between the prices the Employee Account received or paid and the average price received or paid by the Client Accounts.

X.	Definitions

The definitions below apply to this Section 9.3 of the Compliance Manual only.

A. “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

B. “Beneficial Interest”  - Employees are considered to have beneficial interest in Securities if they have or share a direct or indirect pecuniary interest in the Securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction (e.g., Securities held by members of Employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included.)

B. “Covered Security” means a Security as defined in item H below (in effect, all Securities) except that it shall not include direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; money market fund shares and shares issued by open-end investment companies registered under the 1940 Act other than Reportable Funds.

C. “Federal Securities Laws” means the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

D. “Initial Public Offering” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

E. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 promulgated thereunder.

F. “Registered Investment Company” means an investment company registered under the 1940 Act advised or subadvised by Ramius HVB Partners, L.L.C.

G. “Reportable Fund” means (i) any investment company registered under the 1940 Act (“mutual fund”) for which Ramius serves as an investment adviser or (ii) any mutual fund whose investment adviser or principal underwriter controls, is controlled by or is under common control with Ramius.

H. “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

I. “Unregistered Investment Company” means an investment company exempt from registration under the 1940 Act.

J. “Unregistered Investment Company Interest Held or to be Acquired by a Registered Investment Company” means any Unregistered Investment Company Interest Held which, within the most recent 15 days:

(1)	is or has been held by a Registered Investment Company; or

(2)	is being or has been considered by Ramius Alternative Solutions LLC for purchase by a Registered Investment Company.